PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

DALLAS, TEXAS . . . February 29, 2012 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $28.6 million, or $0.16 per diluted share, for the quarter ended December 31, 2011, compared to $23.3 million, or $0.13 per diluted share, for the quarter ended December 31, 2010.  Net income attributable to common stockholders for the year ended December 31, 2011 was $114.0 million or $0.64 per diluted share, compared to $80.6 million or $0.45 per diluted share for the year ended December 31, 2010.

The Company’s net sales were $258.7 million for the fourth quarter of 2011 compared to $217.3 million for the fourth quarter of 2010, and full year net sales were $1,045.2 million in 2011 compared to $857.2 million in 2010.  The increase in net sales was principally the result of increased sales volumes for melted and mill products, partially offset by lower average selling prices for mill products during 2011.  The Company’s shipment volumes increased for mill products for the fourth quarter and full year 2011, reflecting improved demand within the commercial aerospace sector as manufacturing activity and inventory levels within the supply chain continued to increase and improved demand for certain industrial products.  The decrease in average selling prices for mill products is primarily due to relative changes in product mix, with increased sales of industrial products in 2011 which are generally project-oriented and sell at lower prices than more complex aerospace grade products with higher alloy content.

Operating income for the fourth quarter of 2011 was $44.5 million compared to $33.9 million during the same period in 2010, and operating income for 2011 was $174.6 million compared to $120.8 million during 2010.  Operating income for the fourth quarter and full year 2011 reflects higher mill product sales volume and the related favorable impact on per-unit manufacturing cost of increased utilization of our manufacturing capacity, offset by the relative change in product mix.  Operating income for 2011 includes a $10.6 million ($0.04 per diluted share) gain realized in the first quarter on settlement of a claim to recover certain groundwater remediation costs.

Bob O’Brien, President and CEO, said, “Demand for our products has been strong throughout the year, with record shipments of both melted and mill products.  Our commercial aerospace customers have significantly increased their purchasing activity throughout the year due to increasing build rates for legacy and next generation models and replenishment and growth of inventory to support the estimated timelines for fleet replacement and aircraft production. Order activity has continued to increase into 2012, with backlog at the end of 2011 approximately 33% higher than end of 2010.

“During the year, we continued expanding and extending our long term supply agreements with many of our customers including Boeing, Rolls Royce, Pratt & Whitney, GE Aircraft Engines, Sikorsky and others, in most cases extending these agreements through 2017 or 2020.  These agreements continue to secure a significant share of the titanium requirements for the aerospace market and provide us with major positions on key growth platforms such as the Boeing 787, Airbus A380 and A350 XWB, Boeing 737 MAX and Airbus A320 NEO and JSF.  Many of these agreements also include joint technology research cooperation agreements, making TIMET a preferred partner in the development of new titanium technology applications for these customers’ current and future programs.

“We also continue to enhance our production capacities and capabilities and extend our product technology.  In the fourth quarter of 2011, we acquired certain assets, intellectual property and know-how that will provide the capability to manufacture high quality titanium and other specialty alloy PREP® powder.  Construction is underway to upgrade and install the equipment, and we expect the powder facility to be operational by the second half of 2012.  With the acquired assets and our existing technical resources and industry expertise, TIMET will develop a unique capability to consistently produce high quality titanium powder that our customers require to efficiently achieve near-net-shape manufacturing of complex parts.  We have also commissioned the addition of a plasma cold hearth melt furnace at our facility in Morgantown, Pennsylvania, currently expected to be completed in 2013.  The plasma melting technology will enhance our capabilities to meet the growing demand for complex, high-temperature alloys utilized more extensively in new generation aircraft engines and will complement our extensive electron beam and vacuum arc remelt capabilities.

“Strong commercial aircraft order backlog, together with continued development and production of next generation aircraft and the re-introduction of legacy aircraft with new fuel efficient engines, signal that the industry has entered the sustained growth period that industry experts have forecasted.  The most recent industry forecast indicates record aircraft deliveries in each of the next three years and a record number of total aircraft expected to be produced over the next 10 years.  We believe that the financial strength and operating flexibility we have established over the past several years position us to take advantage of these opportunities.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of TIMET’s customers, TIMET’s vendors and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic, financial and political conditions;
•	global productive capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	possible disruption of business or increases in the cost of doing business resulting from natural disasters or other accidents impacting TIMET, TIMET’s customers or TIMET’s vendors;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended		Twelve months ended
	December 31		December 31
	2010	2011	2010	2011
	(Unaudited)

Net sales	$217.3	$258.7	$857.2	$1,045.2
Cost of sales	166.7	201.3	678.4	821.6

Gross margin	50.6	57.4	178.8	223.6

Selling, general, administrative and development expense	15.1	15.9	56.6	64.5
Other (expense) income, net	(1.6)	3.0	(1.4)	15.5

Operating income	33.9	44.5	120.8	174.6

Other non-operating income, net	1.7	1.6	4.8	6.1

Income before income taxes	35.6	46.1	125.6	180.7

Provision for income taxes	11.7	16.4	42.7	63.5

Net income	23.9	29.7	82.9	117.2

Noncontrolling interest in net income of subsidiary	0.6	1.1	2.2	3.2

Net income attributable to TIMET stockholders	23.3	28.6	80.7	114.0

Dividends on Series A Preferred Stock	-	-	0.1	-

Net income attributable to TIMET common stockholders	$23.3	$28.6	$80.6	$114.0

Basic and diluted earnings per share attributable to TIMET common stockholders	$0.13	$0.16	$0.45	$0.64

Weighted average shares outstanding
Basic	180.2	175.2	179.9	178.0
Diluted	180.4	175.2	180.4	178.1

Melted product shipments:
Volume (metric tons)	1,450	1,325	5,220	6,175
Average selling price (per kilogram)	$20.95	$23.05	$20.60	$22.05

Mill product shipments:
Volume (metric tons)	3,175	3,985	12,790	16,070
Average selling price (per kilogram)	$54.15	$52.60	$53.55	$51.95